Exhibit 99.1
MPLX LP Reports First-Quarter 2025 Financial Results

•Executing Natural Gas & NGL growth strategy with agreement to acquire 100% ownership in BANGL, LLC and FID of the Traverse natural gas pipeline
•First-quarter net income attributable to MPLX of $1.1 billion and net cash provided by operating activities of $1.2 billion
•Adjusted EBITDA attributable to MPLX of $1.8 billion, reflecting execution of value chain growth strategy
•Distributable cash flow of $1.5 billion, enabling the return of $1.1 billion of capital

FINDLAY, Ohio, May 6, 2025 - MPLX LP (NYSE: MPLX) today reported first-quarter 2025 net income attributable to MPLX of $1,126 million, compared with $1,005 million for the first quarter of 2024.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,757 million, compared with $1,635 million for the first quarter of 2024. Crude Oil and Products Logistics segment adjusted EBITDA for the first quarter of 2025 was $1,097 million, compared with $1,059 million for the first quarter of 2024. Natural Gas and NGL Services segment adjusted EBITDA for the first quarter of 2025 was $660 million, compared with $576 million for the first quarter of 2024.

During the quarter, MPLX generated $1,246 million in net cash provided by operating activities, $1,486 million of distributable cash flow, and adjusted free cash flow of $641 million. MPLX announced a first-quarter 2025 distribution of $0.9565 per common unit, resulting in distribution coverage of 1.5x for the quarter. The leverage ratio was 3.3x at the end of the quarter.

"We achieved 7% adjusted EBITDA growth year over year," said Maryann Mannen, MPLX president and chief executive officer. "Our growth projects anchored in the Permian and Marcellus basins are expected to support mid-single digit adjusted EBITDA growth. High return investments and strategic opportunities should support the return of capital to unitholders through annual distribution increases."

Financial Highlights (unaudited)

	Three Months Ended March 31,
(In millions, except per unit and ratio data)	2025	2024
Net income attributable to MPLX LP	$1,126	$1,005
Adjusted EBITDA attributable to MPLX LP(a)	1,757	1,635
Net cash provided by operating activities	1,246	1,291
Distributable cash flow attributable to MPLX LP(a)	1,486	1,370
Distribution per common unit(b)	$0.9565	$0.8500
Distribution coverage(c)	1.5x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.3x	3.2x
Cash paid for common unit repurchases	$100	$75

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to LP unitholders divided by total LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

Crude Oil and Products Logistics

Crude Oil and Products Logistics segment adjusted EBITDA for the first quarter of 2025 increased by $38 million compared to the same period in 2024. The increase was primarily driven by higher throughputs and rates, partially offset by higher operating expenses.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2025	2024	% Change
Total MPLX
Pipeline throughput (mbpd)	5,928	5,293	12%
Terminal throughput (mbpd)	3,095	2,930	6%
Average tariff rates ($ per barrel)	$1.06	$1.02	4%
Segment adjusted EBITDA (in millions)	$1,097	$1,059	4%

Natural Gas and NGL Services

Natural Gas and NGL Services segment adjusted EBITDA for the first quarter of 2025 increased by $84 million compared to the same period in 2024, primarily due to a $37 million non-recurring benefit associated with a customer agreement, and increased volumes in the Permian and Utica basins, inclusive of growth from equity affiliates.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2025	2024	% Change
Total MPLX
Gathering throughput (MMcf/d)	6,516	6,226	5%
Natural gas processed (MMcf/d)	9,781	9,371	4%
C2 + NGLs fractionated (mbpd)	660	632	4%
Segment adjusted EBITDA (in millions)	$660	576	15%

Strategic Update
In Natural Gas and NGL Services, MPLX is expanding its Permian to Gulf Coast integrated value chain, progressing long-haul pipeline growth projects to support expected increased producer activity, and investing in Permian and Marcellus processing capacity in response to producer demand. Updates on Natural Gas and NGL Services projects include:
Newly Announced
•BANGL Pipeline: MPLX announced the strategic acquisition of the remaining 55% of BANGL, LLC for $715 million, resulting in 100% ownership. The system transports natural gas liquids from the Permian basin to markets along the Gulf Coast, and will connect to MPLX's announced Gulf Coast fractionation facilities. The transaction is expected to close in July, subject to customary closing conditions.
•Traverse Pipeline: MPLX and its partners announced FID of the Traverse Pipeline, a bi-directional pipeline designed to transport 1.75 billion cubic feet per day (bcf/d) of natural gas along the Gulf Coast between Agua Dulce and the Katy area. The pipeline enhances optionality for shippers to access multiple premium markets, and is expected in service in 2027.

•Matterhorn Express Pipeline: MPLX has entered into an agreement to increase its stake in the joint venture that owns and operates the Matterhorn Express pipeline by 5% for $151 million, bringing MPLX's total interest in the pipeline to 10%. The pipeline is designed to transport up to 2.5 bcf/d of natural gas from the Permian basin to the Katy area near Houston. The transaction is expected to close in the second quarter of 2025, subject to the satisfaction of closing conditions.
Ongoing
•Gulf Coast Fractionators: Two 150 thousand barrel per day (bpd) fractionation facilities near Marathon Petroleum's (NYSE: MPC) Galveston Bay refinery. The fractionation facilities are expected in service in 2028 and 2029. MPC is contracting with MPLX to purchase offtake from the fractionators, which MPC intends to market globally.
•LPG Export Terminal: A strategic partnership with ONEOK, Inc. to develop a 400 thousand bpd LPG export terminal and an associated pipeline, which is anticipated in service in 2028.
•BANGL Pipeline: Expanding from 250 thousand bpd to 300 thousand bpd, which is anticipated to come online in the second half of 2026. This pipeline will enable liquids to reach MPLX's Gulf Coast fractionators.
•Blackcomb and Rio Bravo Pipelines: Progressing with an expected in-service date in the second half of 2026. These pipelines are designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast.
•Secretariat: A 200 million cubic feet per day (mmcf/d) processing plant is expected online in the fourth quarter of 2025, increasing MPLX's gas processing capacity in the Permian basin to 1.4 bcf/d.
•Harmon Creek III: A 300 mmcf/d processing plant and 40 thousand bpd de-ethanizer, expected online in the second half of 2026. This complex will increase MPLX's processing capacity in the Northeast to 8.1 bcf/d and fractionation capacity to 800 thousand bpd.
In Crude Oil and Products Logistics, MPLX is expanding its crude gathering pipelines in the Permian and Bakken basins, and investing in projects targeted at the expansion or de-bottlenecking of assets.
Newly Announced
•Crude Gathering: MPLX expanded its crude oil value chain by acquiring gathering businesses from Whiptail Midstream, LLC for $237 million. These San Juan basin assets consist primarily of crude and natural gas gathering systems in the Four Corners region, and enhance MPLX's strategic relationship with MPC.

Financial Position and Liquidity

As of March 31, 2025, MPLX had $2.5 billion in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with MPC. MPLX's leverage ratio was 3.3x, while the stability of cash flows supports leverage in the range of 4.0x.

On February 11, 2025, MPLX exercised its right to convert the remaining 6 million outstanding Series A preferred units into common units.

On February 18, 2025, MPLX repaid the $0.5 billion aggregate principal amount of 4.000% senior notes due February 2025.

On March 10, 2025, MPLX issued $2.0 billion aggregate principal amount of unsecured senior notes. The issuance consisted of $1.0 billion of 5.400% senior notes due 2035, and $1.0 billion of 5.950% senior notes due 2055.

Subsequent to quarter-end, on April 9, 2025, MPLX repaid all of its outstanding $1.2 billion senior notes due June 2025.

The partnership repurchased $100 million of common units held by the public in the first quarter of 2025. As of March 31, 2025, MPLX had approximately $420 million remaining available under its unit repurchase authorization.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.mplx.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Senior Director, Investor Relations
Isaac Feeney, Director, Investor Relations
Evan Heminger, Analyst, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; and (viii) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” “focus,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”) or renewable diesel and other renewable fuels, or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, tariffs, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewable diesel and other renewable fuels; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the timing and ability to satisfy the conditions necessary to consummate planned transactions within the expected timeframes if at all; the ability to realize expected returns or other benefits on anticipated or ongoing projects or planned transactions; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes, maximum refining margin penalties, minimum inventory requirements or refinery maintenance and turnaround supply plans on companies operating in the energy industry in California or other jurisdictions; the establishment or increase of tariffs on goods, including crude oil and other feedstocks imported into the United States, other trade protection measures or restrictions or retaliatory actions from foreign governments; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2024, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended March 31,
(In millions, except per unit data)	2025	2024
Revenues and other income:
Operating revenue	$1,420	$1,217
Operating revenue - related parties	1,467	1,387
Income from equity method investments	186	157
Other income	51	85
Total revenues and other income	3,124	2,846
Costs and expenses:
Operating expenses (including purchased product costs)	867	759
Operating expenses - related parties	420	376
Depreciation and amortization	326	317
General and administrative expenses	112	109
Other taxes	33	34
Total costs and expenses	1,758	1,595
Income from operations	1,366	1,251
Net interest and other financial costs	229	235
Income before income taxes	1,137	1,016
Provision for income taxes	1	1
Net income	1,136	1,015
Less: Net income attributable to noncontrolling interests	10	10
Net income attributable to MPLX LP	1,126	1,005
Less: Series A preferred unitholders interest in net income	—	10
Limited partners’ interest in net income attributable to MPLX LP	$1,126	$995

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.10	$0.98
Common – diluted	$1.10	$0.98
Weighted average limited partner units outstanding:
Common units – basic	1,020	1,008
Common units – diluted	1,020	1,008

Select Financial Statistics (unaudited)	Three Months Ended March 31,
(In millions, except ratio data)	2025	2024
Common unit distributions declared by MPLX LP
Common units (LP) – public	$357	$314
Common units – MPC	619	550
Total LP distribution declared	976	864

Preferred unit distributions(a)
Series A preferred unit distributions	—	10
Total preferred unit distributions	—	10

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,757	1,635
DCF attributable to LP unitholders(b)	$1,486	$1,360
Distribution coverage(c)	1.5x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,246	$1,291
Investing activities	(601)	(996)
Financing activities	$370	$(958)

(a)    Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to LP unitholders divided by total LP distributions.

Financial Data (unaudited)
(In millions, except ratio data)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$2,534	$1,519
Total assets	38,972	37,511
Total debt(a)	22,418	20,948
Redeemable preferred units	—	203
Total equity	$14,068	$13,807
Consolidated debt to LTM adjusted EBITDA(b)	3.3x	3.1x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	374	370

(a)    There were no borrowings on the loan agreement with MPC as of March 31, 2025, or December 31, 2024. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $22,708 million as of March 31, 2025, and $21,206 million as of December 31, 2024.

Operating Statistics (unaudited)	Three Months Ended March 31,
	2025	2024	% Change
Crude Oil and Products Logistics
Pipeline throughput (mbpd)
Crude oil pipelines	3,908	3,462	13%
Product pipelines	2,020	1,831	10%
Total pipelines	5,928	5,293	12%

Average tariff rates ($ per barrel)
Crude oil pipelines	$1.03	$1.03	—%
Product pipelines	1.11	1.00	11%
Total pipelines	$1.06	$1.02	4%

Terminal throughput (mbpd)	3,095	2,930	6%

Barges at period-end	319	313	2%
Towboats at period-end	29	29	—%

Natural Gas and NGL Services Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended March 31,
	2025	2024	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,500	1,493	—%
Utica Operations	268	—	—%
Southwest Operations	1,785	1,601	11%
Bakken Operations	175	183	(4)%
Rockies Operations	548	562	(2)%
Total gathering throughput	4,276	3,839	11%

Natural gas processed (MMcf/d)
Marcellus Operations	4,325	4,325	—%
Utica Operations(b)	—	—	—%
Southwest Operations	1,879	1,629	15%
Southern Appalachia Operations	188	221	(15)%
Bakken Operations	174	183	(5)%
Rockies Operations	600	635	(6)%
Total natural gas processed	7,166	6,993	2%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	566	553	2%
Utica Operations(b)	—	—	—%
Southern Appalachia Operations	10	11	(9)%
Bakken Operations	15	19	(21)%
Rockies Operations	5	5	—%
Total C2 + NGLs fractionated	596	588	1%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region processing and fractionation operations only include partnership-operated equity method investments and thus do not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Natural Gas and NGL Services Operating Statistics (unaudited) - Operated(a)	Three Months Ended March 31,
	2025	2024	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,500	1,493	—%
Utica Operations	2,438	2,286	7%
Southwest Operations	1,785	1,601	11%
Bakken Operations	175	183	(4)%
Rockies Operations	618	663	(7)%
Total gathering throughput	6,516	6,226	5%

Natural gas processed (MMcf/d)
Marcellus Operations	5,975	5,926	1%
Utica Operations	965	777	24%
Southwest Operations	1,879	1,629	15%
Southern Appalachia Operations	188	221	(15)%
Bakken Operations	174	183	(5)%
Rockies Operations	600	635	(6)%
Total natural gas processed	9,781	9,371	4%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	566	553	2%
Utica Operations	64	44	45%
Southern Appalachia Operations	10	11	(9)%
Bakken Operations	15	19	(21)%
Rockies Operations	5	5	—%
Total C2 + NGLs fractionated	660	632	4%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Crude Oil and Products Logistics segment adjusted EBITDA attributable to MPLX LP	$1,097	$1,059
Natural Gas and NGL Services segment adjusted EBITDA attributable to MPLX LP	660	576
Adjusted EBITDA attributable to MPLX LP	1,757	1,635
Depreciation and amortization	(326)	(317)
Net interest and other financial costs	(229)	(235)
Income from equity method investments	186	157
Distributions/adjustments related to equity method investments	(227)	(200)
Adjusted EBITDA attributable to noncontrolling interests	11	11
Other(a)	(36)	(36)
Net income	$1,136	$1,015

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Crude Oil and Products Logistics
Segment adjusted EBITDA	$1,097	$1,059
Depreciation and amortization	(133)	(130)
Income from equity method investments	56	64
Distributions/adjustments related to equity method investments	(72)	(73)
Other	(17)	(13)

Natural Gas and NGL Services
Segment adjusted EBITDA	660	576
Depreciation and amortization	(193)	(187)
Income from equity method investments	130	93
Distributions/adjustments related to equity method investments	(155)	(127)
Adjusted EBITDA attributable to noncontrolling interests	11	11
Other	(18)	(22)

Income from operations	$1,366	$1,251

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Income (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Net income	$1,136	$1,015
Provision for income taxes	1	1
Net interest and other financial costs	229	235
Income from operations	1,366	1,251
Depreciation and amortization	326	317
Income from equity method investments	(186)	(157)
Distributions/adjustments related to equity method investments	227	200
Other	35	35
Adjusted EBITDA	1,768	1,646
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)
Adjusted EBITDA attributable to MPLX LP	1,757	1,635
Deferred revenue impacts	(18)	13
Sales-type lease payments, net of income	13	5
Adjusted net interest and other financial costs(a)	(219)	(222)
Maintenance capital expenditures, net of reimbursements	(35)	(35)
Equity method investment maintenance capital expenditures paid out	(5)	(4)
Other	(7)	(22)
DCF attributable to MPLX LP	1,486	1,370
Preferred unit distributions(b)	—	(10)
DCF attributable to LP unitholders	$1,486	$1,360

(a)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	March 31,		December 31,
(In millions)	2025	2024	2024
LTM Net income	$4,478	$4,029	$4,357
Provision for income taxes	10	11	10
Net interest and other financial costs	915	915	921
LTM income from operations	5,403	4,955	5,288
Depreciation and amortization	1,292	1,234	1,283
Income from equity method investments	(831)	(623)	(802)
Distributions/adjustments related to equity method investments	955	821	928
Gain on equity method investments	—	(92)	—
Garyville incident response costs	—	16	—
Other	111	117	111
LTM Adjusted EBITDA	6,930	6,428	6,808
Adjusted EBITDA attributable to noncontrolling interests	(44)	(43)	(44)
LTM Adjusted EBITDA attributable to MPLX LP	6,886	6,385	6,764
Consolidated total debt(a)	$22,708	$20,706	$21,206
Consolidated total debt to LTM adjusted EBITDA(b)	3.3x	3.2x	3.1x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings, if any, under the loan agreement with MPC.
(b)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Net cash provided by operating activities	$1,246	$1,291
Changes in working capital items	230	71
All other, net	2	(6)
Loss on extinguishment of debt	—	—
Adjusted net interest and other financial costs(a)	219	222
Other adjustments related to equity method investments	39	20
Other	32	48
Adjusted EBITDA	1,768	1,646
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)
Adjusted EBITDA attributable to MPLX LP	1,757	1,635
Deferred revenue impacts	(18)	13
Sales-type lease payments, net of income	13	5
Adjusted net interest and other financial costs(a)	(219)	(222)
Maintenance capital expenditures, net of reimbursements	(35)	(35)
Equity method investment maintenance capital expenditures paid out	(5)	(4)
Other	(7)	(22)
DCF attributable to MPLX LP	1,486	1,370
Preferred unit distributions(b)	—	(10)
DCF attributable to LP unitholders	$1,486	$1,360

(a)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Net cash provided by operating activities(a)	$1,246	$1,291
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(601)	(996)
Contributions from MPC	7	10
Distributions to noncontrolling interests	(11)	(11)
Adjusted free cash flow	641	294
Distributions paid to common and preferred unitholders	(978)	(876)
Adjusted free cash flow after distributions	$(337)	$(582)

(a)    The three months ended March 31, 2025 and March 31, 2024 include working capital builds of $230 million and $71 million, respectively.
(b)    The three months ended March 31, 2025 and March 31, 2024 include acquisitions of $237 million and $622 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended March 31,
(In millions)	2025	2024
Capital Expenditures:
Growth capital expenditures	$220	$165
Growth capital reimbursements	(27)	(21)
Investments in unconsolidated affiliates(a)	119	119
Capitalized interest	(5)	(4)
Total growth capital expenditures(b)	307	259
Maintenance capital expenditures	48	45
Maintenance capital reimbursements	(13)	(10)
Capitalized interest	(1)	—
Total maintenance capital expenditures	34	35

Total growth and maintenance capital expenditures	341	294
Investments in unconsolidated affiliates(a)	(119)	(119)
Growth and maintenance capital reimbursements(c)	40	31
(Increase)/Decrease in capital accruals	(1)	45
Capitalized interest	6	4
Additions to property, plant and equipment	$267	$255

(a)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(b)    Total growth capital expenditures for the three months ended March 31, 2025 and March 31, 2024 exclude acquisitions of $237 million and $622 million, respectively.
(c)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.